LETTER OF AGREEMENT

This Letter Agreement (hereinafter referred to as “Agreement’) dated March 11, 2011 is intended to define the business relationship between The Source Vitamin Company, Inc. (hereinafter referred to as “SVC”) located at 450 E Las Olas Blvd, Suite 830, Ft. Lauderdale, Florida 33301 and Dr. Bob Arnot, an individual (hereinafter referred to as “BA”), with offices located at: 2600 North Flagler, West Palm Beach, FL

WHEREAS, SVC and BA agree that they are initiating this Agreement for the purpose of defining the relationship between the two parties for the purpose of promoting and marketing the defined products.

1.	DEFINITION OF PRODUCT(S):

Product to include “DailyMulti-Vitamin and other nutritional products -TBD”

2.	DEFINITIONS OF PARTIES:

SVC is a developer, marketer and owner of certain health & nutrition products, which include supplements, functional foods, foods, and proprietary formulas designed to promote healthy weight loss and general nutrition.

BA is a credentialed MD with notoriety and visibility in the consumer marketplace. BA is a recognized spokesperson, author, TV personality and respected health advocate.

3.	RELATIONSHIP OF PARTIES:

SVC is engaging BA to be the head of SVC’s Medical Advisory Board for the expressed purpose of representing defined products, specifically DailyMulti-Vitamin and other nutritional products - TBD.

BA agrees that he will be acting as an official spokesperson and/or endorser for the defined products marketed by SVC and promote SVC’s product through all mediums of expression.

4.	RESPONSIBILITIES OF THE PARTIES:

SVC agrees to create the opportunity for the marketing, sales and distribution of the defined products. SVC is responsible for the complete management and operation of SVC’s company and will be actively promoting and creating opportunities for world-wide sales of all developed products, which may include, but are not limited to, multi-level marketing, direct to consumer sales, direct response TV, radio, print campaigns, media & list acquisition, Internet marketing, interactive marketing and retail sales.

It will be SVC’s responsibility to create and manage opportunities for BA to promote and/or endorse SVC’s defined products. SVC will be promoting defined products utilizing domestic and international public relations campaigns, various forms of advertising media, along with existing worldwide business relationships.

SVC agrees to be respectful & considerate of BA’s time & schedule and will cooperate to the best of its ability to utilize BA’s time in a practical manner.

SVC agrees to share in advance any sales and marketing materials for BA’s approval that represents BA’s likeness, voice, or written quotes.

BA agrees that he will be an official recognized spokesperson and endorser of SVC’s defined products, and during such period as acting as a spokesperson for SVC’s product will not compete or endorse a like products without informing SVC.

BA agrees that from time to time his input on overall sales & marketing strategies may be required.

BA agrees that he will lend his name and likeness for the agreed upon advertising, promotion and sales opportunities, with the right to pre-approve all materials.

BA agrees to make himself available to SVC on a pre-determined basis for the following: advertising, marketing and promotional projects, which may include, but not limited to: TV, radio, print, public speaking engagements, photo sessions, and media interviews.

From time to time BA at his choosing may create sales opportunities for the stated products.

5.	MUTUALLY AGREED:

SVC & BA agree that time is of the essence and both parties will make every effort to be responsible for the success, marketing and sales of SVC’s products.

This Agreement does not constitute an employer & employee relationship. Both parties agree that they are independent business owners and will be compensated and share in profit from sales as defined in compensation.

SVC agrees that they will make a reasonable effort to incorporate into SVC’s marketing plan BA’s Internet marketing program providing it’s compatible with SVC’s overall marketing program. The engagement of BA’s Internet Marketing Program will be defined in a separate agreement.

SVC agrees that they have the legal right to market and promote the agreed upon products.

BA agrees that he has the legal right and is unencumbered to promote and endorse products in the nutritional supplement category.

BA agrees that during the course of his own business activities may, at his choosing create sales opportunities for SVC’s defined products.  SVC agrees to compensate BA for these sales as defined in Compensation.

SVC& BA agree that they will work together to help refine and/or initiate appropriate clinical studies, marketing and collateral materials for the defined products.

SVC & BA agree that from time to time it will be important to share sales & marketing information. And both parties agree to keep said information confidential and private at all times, unless otherwise agreed upon by SVC & BA.

SVC & BA agree that all marketing materials that utilize BA’s likeness or implied endorsement must be pre-approved by BA.

6.	COMPENSATION:

SVC agrees to compensate BA in the following manner:

SVC agrees to provide BA 25 cents per unit sold as defined in this agreement as long as BA is acting as a spokesperson and promoting SVC’s products.

BA is entitled to receive ____per unit sold for a period of 1 (one) year, less charge backs and returns from the time SVC terminates the use of BA through all mediums of expression.

In consideration of BA’s time, SVC agrees to compensate BA a minimum of $120,000 per year for as long as this agreement is in force, or 25 cents per unit sold of defined products during the period of this agreement of whichever is greater.

SVC agrees to compensate BA a monthly compensation of $10,000 per month to begin on the first official scheduled production date. SVC will in good faith send BA an advance payment of $10,000 upon execution of this agreement.

SVC agreed to be mindful and considerate of BA’s time.

BA agrees to make himself available for appearances, production, photo shoots, meetings, interviews, recordings & broadcasts.

SVC agrees to pay the agreed upon pre-determined expenses associated with said appearances to BA.

SVC agrees to maintain standard and acceptable accounting practices.

SVC agrees to provide the opportunity for BA and/or his accountant access to the financial records related to the sales of the agreed upon products. SVC agrees to make said accounting records available on a quarterly basis.

7.	TERM OF THIS AGREEMENT:

The term of this agreement shall be in effect for period of 1 (one) year, and may be extended yearly thereafter if both parties agree in writing. SVC may terminate the Agreement within thirty days (30) days notice.

SVC agrees that should the agreement be terminated for any reason with BA that SVC will in a timely manner, cease to use any and all advertising materials to include, but not limited to: electronic, print and Internet media that utilizes BA’s likeness and endorsements. BA at his option can provide SVC a written waiver allowing SVC continued use, for a specified period of time.

8.	CONFIDENTIALITY OF AGREEMENT:

a.             The Parties agree that the negotiations leading to the execution of this Agreement and the terms of this Agreement shall be held in confidence, and shall not be disclosed, communicated, or divulged to any person, other than those who must perform tasks to effectuate this Agreement.

b.             Notwithstanding the foregoing, the Parties may disclose the terms of this Agreement to those persons to whom disclosure is necessary for the preparation of tax returns and other financial reports, to spouses, and to persons to whom disclosure is ordered by a court of competent jurisdiction or otherwise required by law.

c.             Any breach of any provision of this Paragraph shall render the breaching Party liable for all remedies available in equity or at law.

9.	ENTIRE AGREEMENT:

This Agreement sets forth the entire, final and complete agreement and understanding between the Parties. No party herein has made any representations, oral or otherwise, express or implied, other than those contained herein.  If for any reason any portion of this Agreement shall be deemed void or unenforceable, then the remaining portions of this Agreement shall be binding upon the Parties hereto with the same effect as though the void or unenforceable parts were deleted.

10.	FURTHER ASSISTANCE:

The Parties shall execute and deliver all documents and do all acts necessary to carry out the intention of the Parties as set forth in this Agreement.

11.	BINDING EFFECT:

This Agreement shall be binding upon the Parties, and each of their respective agents, attorneys, assigns, heirs, representatives and successors.

12.	APPLICABLE LAW AND ARBITRATION:

The Parties agree that Florida law will govern, including Florida’s choice of law provisions.  Any and all disputes, claims, or proceedings between SVC and BA arising out of or relating to any work or services performed per the Agreement, the nature, terms, or enforceability of this Agreement, any claims or any dispute of any nature between SVC and BA shall be settled by binding and final arbitration held before a single arbitrator.  Arbitration shall be held in the County of Broward, Florida and shall be pursuant to the laws of the State of Florida.  The arbitrator shall also have the power to impose any sanction against any party permitted by Florida law.  The arbitration award shall be final.  Judgment on any arbitration award may be entered in any court in the County of Broward. The parties agree to split evenly the fees and costs of the arbitrator.  Arbitration is final and binding on both SVC and BA.

13.	INDEMNITIES:

SVC & BA each agree to indemnify, defend and hold each other harmless from and against any and all claims, settlement, damages, expenses, reasonable attorney’s fees, costs and judgments imposed upon or suffered by the other from any and all causes whatsoever to the extent they arise out of any material breach of such party’s representation, warranties or other agreements hereunder, or any infringement of any right of SVC to any of the intellectual property supplied to BA herein.

If the foregoing accurately reflects our understanding and agreement please so indicate by signing and dating in the space provided below.

The Source Vitamin Company, Inc.	Dr. Bob Arnot

Signature: /s/ Ted Farnsworth	Signature: /s/ Dr. Bob Arnot